EXHIBIT 23(g)

June 4, 2001

Board of Directors
Web Street, Inc.
510 Lake Cook Road
Deerfield, IL 60015

Re
Web Street, Inc. Schedule 14D-9, Solicitation and Recommendation Statement with regard to the Exchange Offer by E*TRADE Group, Inc. through a wholly owned subsidiary, to acquire all of the outstanding shares of Web Street, Inc., and the E*TRADE registration statement on Form S-4.

Gentlemen:

          You are in receipt of our opinion letter dated May 20, 2001, with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the “Shares”), of Web Street, of the exchange ratio of 0.1864 shares of E*TRADE to be received for each Share pursuant to the Agreement and Plan of Merger among Web Street, E*TRADE Group, Inc., and Opus Acquisition Corp., a wholly-owned subsidiary of E*TRADE.

          The foregoing opinion letter is provided for the information and assistance of the Board of Directors of Web Street in connection with its consideration of the transaction contemplated and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Web Street, and E*TRADE have determined to include our opinion letter in the above-referenced Schedule 14D-9 and Form S-4.

          In that regard, we hereby consent to the reference to the opinion of our Firm and to the inclusion of the foregoing opinion in both the Web Street, Inc. Schedule 14D-9 and E*TRADE Form S-4, and to the summary of the factors we considered and the analyses we conducted in the preparation thereof contained in such documents. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Houlihan Smith & Company, Inc.

HOULIHAN SMITH & COMPANY, INC.